                                  Exhibit 11
           Statement re: Computation of Pro Forma Net Loss Per Share

                                              Year ended December 31,
                                   1995               1996             1997
Net loss                       $(3,854,862)       $(6,395,004)     $(11,469,883)
                               ===========        ===========      ============

Weighted average common
 shares outstanding                828,750          2,053,114        10,092,590

Assumed conversion of Series
 A, B and C mandatorily
 redeemable convertible
 preferred stock using the
 if-converted method             2,249,373          4,300,437                --
                               -----------        -----------      ------------
Shares used in computing
 pro forma basic net loss
 per share                       3,078,123          6,353,551        10,092,590

Shares assumed to be
 outstanding related to
 stock options and
 warrants granted for
 nominal consideration             270,646            270,646                --
                               -----------        -----------      ------------

Shares used in computing
 pro forma diluted net
 loss per share                  3,348,769          6,624,197        10,092,590
                               ===========        ===========      ============

Pro forma net loss per
 share:
        Basic                  $     (1.25)       $     (1.01)     $      (1.13)
                               ===========        ===========      ============
        Diluted                $     (1.15)       $      (.97)     $      (1.13)
                               ===========        ===========      ============